UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 4, 2008

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PALOMAR ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-32829	88-0470235
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

1802 N. Carson St., No. 212-2705,  Carson City, Nevada 89701
(Address of principal executive offices, including zip code)

(775) 887-0670
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03    Material Modification to Rights of Security Holders

Effective February 4, 2008 Palomar Enterprises (the “Registrant”) implemented a one for 300 reverse split of its issued and outstanding shares of common stock (the “Reverse Split”).  Following the Reverse Split, the number of issued and outstanding shares of the Registrant’s common stock was reduced to approximately 849,163 in accordance with the one for 300 Reverse Split ratio.  The number of the Registrant’s authorized common shares remained at 25,000,000,000, and the par value of the Registrant's common and preferred stock remained at $0.00001 per share following the Reverse Split.  The Registrant’s authorized, issued and outstanding preferred shares were not affected by the Reverse Split.  The Registrant’s authorized, issued and outstanding shares of Class B Common Stock were not affected by the Reverse Split.

The Reverse Split was effected by filing Articles of Amendment to the Registrant’s Articles of Incorporation, with the Nevada Secretary of State, effective February 4, 2008.

In lieu of any fractional shares to which the Registrant’s stockholders may have been entitled as a result of the Reverse Split, the Registrant will issue one new share of common stock.  As such, the Reverse Split did reduce the number of holders of post-Reverse Split sharesas compared to the number of holders of pre-Reverse Split shares and the intention of the Reverse Split was not to reduce the number of the Registrant’s stockholders.

The Registrant currently has no intention of going private, and the Reverse Split was not intended to be a first step in a going private transaction and will not have the effect of a going private transaction covered by Rule 13e-3 of the Exchange Act.  Moreover, the Reverse Split does not increase the risk of the Registrant becoming a private company in the future.

Item 7.01    Regulation FD Disclosure

On January 31, 2008, the Registrant issued a press release announcing the Reverse Split, which is more fully described in Item 3.03, above.

Item 9.01    Financial Statements and Exhibits

The following exhibit is filed herewith:

Exhibit No.	Identification of Exhibit
99.1	Press release dated January 31, 2008 titled “Palomar Enterprises Update to Shareholders.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PALOMAR ENTERPRISES, INC.

Date: February 4, 2008	By:	/s/ Steve Bonenberger
Steve Bonenberger
President